Exhibit (a)(1)(iv)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

PLX TECHNOLOGY, INC.

at

$6.50 Per Share

Pursuant to the Offer to Purchase dated July 8, 2014

by

PLUTO MERGER SUB, INC.

a wholly owned subsidiary of

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.

an indirect wholly owned subsidiary of

AVAGO TECHNOLOGIES LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 11, 2014

(ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2014),

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 8, 2014

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 8, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Pluto Merger Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Parent”), a Delaware corporation and an indirect wholly owned subsidiary of Avago Technologies Limited (“Avago”), a company organized under the laws of the Republic of Singapore, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of PLX Technology, Inc. (the “Company” or “PLX”), a Delaware corporation, at a price per Share of $6.50 in cash (the “Offer Price”), without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF PLX UNANIMOUSLY RECOMMENDS THAT

YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for your Shares is $6.50 per Share in cash, without interest, subject to any withholding of taxes required by applicable law.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2014, by and among Parent, the Purchaser and the Company (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”). Subject to the satisfaction or waiver of certain conditions set forth Merger Agreement, the Purchaser and the Company have agreed to take all necessary and appropriate actions to cause the Purchaser to merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. The closing of the Merger will occur as promptly as practicable and in any event no later than the second business day after the conditions set forth in the Merger Agreement are satisfied or waived. If, after the consummation of the Offer, the Purchaser and any other subsidiary of Parent hold at least 90% of the outstanding Shares, the Purchaser and the Company have agreed to take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable, without a meeting of the stockholders of the Company, in accordance with Section 253 of the General Corporation Law of the State of Delaware (“Delaware Law”). In the event that the Merger cannot be effected pursuant to Section 253 of Delaware Law, then, as promptly as practicable following the consummation of the Offer, each of the Purchaser and the Company will take all necessary and appropriate actions to cause the Merger to become effective, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of Delaware Law. In either case, if the aforementioned conditions are met and the Merger is effected pursuant to Section 253 or Section 251(h) of Delaware Law, the Merger will take place without a vote or any further action by the stockholders of the Company. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any withholding of taxes required by applicable law, except as provided in the Merger Agreement with respect to Shares owned by Parent, the Company or any of their direct or indirect wholly owned subsidiaries or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of Delaware Law.

4. After careful consideration, PLX’s Board of Directors has unanimously (i) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) determined that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of PLX and its stockholders; and (iii) resolved to recommend that PLX’s stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 11, 2014 (one minute after 11:59 P.M., New York City time, on August 11, 2014) (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated.

6. The Offer is not subject to any financing condition. The Offer is conditioned upon (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares that, together with the number of Shares (if any) then owned by Parent or any of its wholly owned direct or indirect subsidiaries (or with respect to which Parent or any of its wholly owned direct or indirect subsidiaries otherwise has sole voting power) represents at least a majority of the Shares then outstanding on a fully diluted basis (as defined herein) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding on a fully diluted basis and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger (ii) the applicable waiting period under (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and (b) chapter VII of the Act against Restraints of Competition of 1958 of Germany, as amended, having expired or been terminated and (iii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in the Offer to Purchase.

7. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is being made to all holders of the Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

PLX TECHNOLOGY, INC.

at

$6.50 Per Share

Pursuant to the Offer to Purchase dated July 8, 2014

by

PLUTO MERGER SUB, INC.

a wholly owned subsidiary of

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.

an indirect wholly owned subsidiary of

AVAGO TECHNOLOGIES LIMITED

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated July 8, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Pluto Merger Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Parent”), a Delaware corporation and a wholly owned indirect subsidiary of Avago Technologies Limited (“Avago”), a company organized under the laws of the Republic of Singapore, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of PLX Technology, Inc. (the “Company”), a Delaware corporation, at a price of $6.50 per Share in cash (the “Offer Price”), without interest, subject to any withholding of taxes as required by applicable law, upon the terms and subject to the conditions of the Offer. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2014, by and among Parent, the Purchaser and the Company (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by the Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                  SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

(Please Print Name(s))

Address:
(Include Zip Code)

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

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